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                                                                   Exhibit 10.27








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                    LOCAL PROGRAMMING AND MARKETING AGREEMENT


                                 By and Between


                       CHILDREN'S RADIO OF NEW YORK, INC.


                                       AND


                                RADIO UNICA CORP.


                            Dated as of June 1, 1998


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                    LOCAL PROGRAMMING AND MARKETING AGREEMENT


         THIS LOCAL PROGRAMMING AND MARKETING AGREEMENT (the "LMA"), dated as of June 1, 1998, is entered into by and between CHILDREN'S RADIO OF NEW YORK,
INC., a New Jersey corporation (referred to herein as the "Licensee"), and RADIO UNICA CORP., a Delaware corporation (the "Programmer").

         Programmer and Licensee are desirous of setting forth the terms of their agreement granting Programmer the right to air its programming (the "Programming") on radio station WJDM (AM), licensed to Elizabeth, New Jersey (the "Station"), all subject to applicable regulations of the FCC and the specific terms and conditions set forth below.

         THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.       SALE OF TIME

         1.1. Broadcast of Programming. Commencing June 1, 1998, Licensee shall broadcast on the Station the Programming for One Hundred Sixty-six (166) hours per week. Programmer will transmit its Pro gramming from Licensee's transmitting facilities .

         1.2. Advertising and Programming Revenues. During the period in which Programmer delivers the Programming to the Station, Programmer shall have full authority to sell for its own account commercial time on the Station and to retain all revenues from the sale of such advertising. The parties agree that Programmer shall have complete discretion to deal as it deems appropriate with all advertising accounts relating to advertising sold by it.

                  Licensee shall retain all rights and obligations with respect to accounts receivable of the Station for sale of commercial time on the


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                  Station for periods of time prior to the effective date
                  hereof.

         1.3. Force Majeure. Any failure or impairment of facilities or any delay or interruption in broadcasting the Programming, or failure at any time to furnish the facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof, force majeure or any other causes beyond the control of Licensee or Programmer, shall not constitute a breach of this LMA; provided, however, that Programmer may terminate this LMA if not then in default hereunder if broadcast of the Programming has been interrupted for more than fourteen (14) continuous days or for more than three hundred thirty-six
                  (336) hours during any sixty (60) day period. Neither Programmer nor Licensee shall be liable to the other for any costs incurred with respect to any such failure or impairment.

         1.4. Payments. Programmer shall pay to Licensee the fee (the "Fee") set forth on Schedule l hereto for the rights granted under this LMA. The Fee shall be paid upon execution of this LMA. In the event Programmer exercises its option to extend the term as described in Section 1.5 below, Programmer shall pay to Licensee an additional fee as set forth on Schedule 1 hereto on the Extension Termination Date (as defined below).

         1.5. Term. Unless terminated earlier pursuant to the terms of this LMA, the term of this LMA shall end on August 31, 1998, provided, how ever, that Programmer, at its sole option, may upon ten (10) days prior written notice to Licensee, extend the term of this LMA to the date on which the sale of the Station to Catholic Radio Network, LLC ("CRN") closes or the date that the agreement to purchase the Station is terminated (the "Extension Termination Date").


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2.       PROGRAMMING AND OPERATING STANDARDS

         2.1. Obligations and Rights of Licensee. Notwithstanding anything to the contrary in this LMA, as long as Licensee remains the licensee of the Station, it will have full authority, power and control over the operations of the Station and over all persons employed by it at the Station during the Term of this LMA to enable Licensee to fulfill all its obligations as a Licensee under the rules, regulations and policies of the FCC. Licensee shall be responsible for the direction of the day-to-day operation of the Station, shall maintain the Station's transmis sion equipment and facilities, including the antenna, transmitter and transmission line, and shall provide for the delivery of electrical power to the Station's transmitting facilities at all times in order to ensure operation of the Station (subject to downtime for mutually agreed upon scheduled maintenance, breakdowns not a result of Licensee's negligence, or damage contemplated under Section 1.3 above) in conformance with its FCC licenses, permits and authorizations. Licensee specifically agrees to pay all employee salaries of employees engaged by Licensee pursuant to and consistent with FCC regulations and policies, real estate taxes, personal property taxes, utilities, maintenance, repair and engineering fees associated with maintaining the operation of the Station in compliance with FCC regulations.

                  2.1.1. Licensee's Right to Reject Programming. Licensee shall retain the right to accept or reject any programming or advertisements which Licensee deems contrary to the public interest. Licensee reserves the right to refuse to broadcast any Programming or advertising containing matter which is, or in the reasonable opinion of Licensee may be, violative of any right of any third party, or which may constitute a "personal attack" as that term is and has been defined by the FCC, or which Licensee determines is, or in the reasonable opinion of Licensee may be determined to be, indecent or obscene by the FCC or any court or other regulatory body with authority over Licensee or the Station, or which otherwise is contrary to the rules, regulations or policies of the FCC or the Licensee's Statement of Station Policies annexed hereto as Exhibit A. Licensee further reserves the right to preempt the Programming in the event of a local, state or national emergency. Programmer agrees to cooperate with Licensee to ensure that EAS transmissions are properly performed in accordance with Licensee's instructions.



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                           Licensee reserves the right to delete any commercial
                           announcements that do not comply with the requirements of the FCC's sponsorship identification rules and policies as set forth in 47 C.F.R. Sections
                           73.1212 and 73.4242, and as such rules and policies may be changed from time to time by the FCC. Programmer will immediately serve Licensee with notice and a copy of any letters of complaint it receives concerning any program furnished by Programmer, for Licensee's review and inclusion in the Station's public inspection files. In the event of any preemption by Licensee of the Programming under this section 2.1.1, Licensee shall pay to Programmer amount equal to the loss of revenue by Programmer which shall equal the loss of the respective Station's local and national revenues and the respective Station's allocation of Programmer network revenues. The respective Station's allocation of Programmer network revenues shall be equal to the percentage of Programmer network revenues that is the same percentage determined by dividing the Hispanic population of the respective Station's market by the total Hispanic population reached by the Programmer net work.

                  2.1.2. Licensee's Right to Preempt Programming for Special Events. Licensee shall also have the right, in its reasonable discretion, to preempt any of the broadcasts of the Programming, in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest. In the event of such preemption under this section 2.1.2, Licensee shall pay to Programmer an amount equal to the loss of revenue by Programmer which shall equal the loss of the respective Station's local and national revenues and the respective Station's allocation of Programmer network revenues. The respective
                           Station's allocation of Programmer network revenues shall be equal to the percentage of Programmer network revenues that is the same percentage determined by dividing the Hispanic population of the respective Station's market by the total Hispanic population reached by the Programmer network. In all such cases, Licensee will use its best efforts to give Programmer


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                           reasonable advance notice of its intention to preempt
                           any regularly scheduled programming. Preemption shall occur only to the extent Licensee deems necessary to carry out its obligations as an FCC licensee, and Licensee expressly agrees that its right of preemption shall not be exercised in an arbitrary manner or solely for the commercial advantage of Licensee.

                  2.1.3. FCC Public Interest Requirements. The parties agree that Licensee may broadcast its own public service programming between the hours of 6:00 a.m. and 8:00 a.m. on Saturday. Subject to Section 2.2 of this LMA, the parties acknowledge that Licensee is ultimately responsible for meeting all of the FCC's requirements as announced from time to time, including those with respect to (a) the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities," "lowest unit charge" and reasonable access, (b) the broadcast and nature of any public service programming, (c) maintaining the political and public inspection files and the Station's logs, (d) the ascertainment of issues of community concern and (e) the preparation of all quarterly issues/programs lists. Licensee shall further retain the right to take any other actions necessary for compliance with the laws of the United States and the State of New Jersey the rules, regulations, and policies of the FCC (including the prohibition on unauthorized transfers of control), and the rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. If, in the judgment of Licensee, any portion of the Programming presented by Programmer does not comply with any such law or governmental rule, regulation or policy, Licensee may suspend, cancel or refuse to broadcast any such portion of the Programming not in compliance without reduction or offset in the payments due Licensee under this LMA.

         2.2.     Obligations of Programmer

                  2.2.1. Compliance with Laws and Station's Policies. All programs supplied by Programmer shall meet in all material respects all applicable rules, regulations and policies of the FCC and all other laws or regulations applicable to the broadcast of programming by the Station, as well as the


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                           Licensee's Statement of Station Policies annexed
                           hereto as Exhibit A. All advertising spots and promotional material or announcements shall comply with all applicable federal, state and local regulations, as well as the Licensee's Statement of Station Policies.

                  2.2.2. Cooperation with Licensee. Programmer agrees that it will consult with Licensee in the selection of the Programming it transmits to Licensee for broadcast to ensure that the Programming contains matter responsive to community needs and issues of public concern in the Station's communities of licenses as those needs and issues are made known to Programmer by Licensee. Licensee will retain all rights to call letters assigned by the FCC for use by the Station. However, Programmer is specifically authorized to use the said call letters, or other call letters used by Licensee for the Station, in its Programming and in any promotional material, in any media, used in connection with the Programming, and shall, upon request by Licensee, provide information with respect to any of the Programming which is responsive to the public needs and interests of the areas served by the Station so as to assist Licensee in the preparation of any required programming reports, and will provide upon request other information to enable Licensee to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Programmer shall maintain and deliver to Licensee all records and information required by the FCC to be placed in the public inspection file of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC's rules, and agrees to broadcast sponsored programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of
                           Section 73.1212 of the FCC's rules. Programmer also shall consult with the Licensee and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and


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                           programming (including, without limitation, the
                           rights of candidates and, as appropriate, others to "equal opportunities") and the charges permitted therefor. Programmer shall provide to Licensee such documentation relating to such programming as Licensee shall reasonably request, and shall indemnify Licensee for any claim, demand or cost or expense (including reasonable attorneys' fees) arising from the broadcast of any such material on the Station during the term of this LMA. To the extent that Licensee believes necessary, in its sole discretion, Programmer shall release advertising availabilities to Licensee during the Programming to permit Licensee to comply with the political broadcast rules of the FCC and the provisions of
                           Section 315 of the Communications Act of 1934, as amended (the "Act"); provided, however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.

                  2.2.3. Payola and Plugola. Programmer shall not pay or accept or promise to pay or accept any money or other consideration for the inclusion of any matter as a part of any programming or commercial material to be supplied to Licensee by Programmer for broadcast on the Station, unless the party making such payment or furnishing such consideration is identified in the program as having paid for or furnished such consideration in accordance with FCC requirements. Programmer will at all times endeavor to proceed in good faith to comply with the requirements of Sections 317 and 507 of the Communications Act of 1934, as amended, and the related rules and regulations of the FCC.

         2.3. Handling of Mail. Programmer shall provide to Licensee the original or a copy of any correspondence from a member of the public relating to the Programming to enable Licensee to comply with FCC rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of Licensee). Licensee shall promptly forward to Programmer all correspondence, payments, communications or other information and/or documents which it receives and which relate to the Programming, including without limitation, invoices, billing inquiries, checks, money orders, wire transfers, or other payments for services or advertising.


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         2.4.     Promotions. Programmer may engage in promotional activity
                  designed to promote the Station, subject to the ultimate authority of Licensee as provided elsewhere herein and as required under rules, regulations and policies of the FCC. All costs associated with any such promotional activity shall be borne by Programmer.

         2.5. World Cup. Licensee covenants and agrees to have an engineer on call during all time periods in which the World Cup Soccer Match is broadcast on the Station by Programmer.

3.       RESPONSIBILITY FOR EMPLOYEES AND EXPENSES

         3.1. Licensee's Responsibility for Employees and Expenses. Licensee will provide the Station's station manager and chief operator/operations manager, who shall each report and be accountable solely to Licensee, and will be responsible for the salaries, taxes, insurance, utilities, maintenance expenses and related costs for such Station personnel, and all equipment and facilities used in the broadcast transmission of the Programming. Licensee shall also provide board operators or automated operations for the insertion into the Programming of (i) Licensee's station identification announcement required by the FCC's rules, and (ii) Programmer's commercial announcements. Programmer shall provide to Licensee audio cassettes of the commercial announcements and a log of air times. Whenever on the Station's premises, all personnel shall be subject to the supervision and the direction of the Station's station managers and/or the Station's chief operators. Licensee shall be responsible for all music performance licenses from ASCAP, BMI, SESAC and any other copyright licenses as are required for the presentation of any program ming of the Station not provided by Programmer.

         3.2. Programmer's Responsibility for Employees and Expenses. Programmer shall furnish or cause to be furnished the artistic personnel and material for the production of the Programming to be provided under this LMA. Programmer shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of the Programming (including


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                  salespeople, traffic personnel, and programming staff).
                  Programmer shall pay for all telephone calls associated with program production and listener responses, for all fees to ASCAP, BMI and SESAC, for any other copyright fees, and for all costs or expenses attributable to the Programming that is broadcast on the Station.

4.       INDEMNIFICATION

         4.1. Indemnification by Programmer and Licensee. Each of Programmer and Licensee (the "Indemnifying Party") shall indemnify, defend and hold harmless the other (the "Indemnified Party") from and against (i) all claims, losses, liabilities, and expenses (including reasonable attorneys' fees and related expenses) asserted against or incurred by the Indemnified Party and resulting from any misrepresentation or material breach of warranty, covenant or other agreement by the Indemnifying Party in this LMA and (ii) all liability for libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from programming supplied by the Indemnifying Party. The parties' indemnification obligations hereunder shall survive any termination or expiration of this LMA for a period of twelve (12) months.

         4.2.     Indemnification Procedure.

                  (a) The Indemnified Party agrees to give written notice within a reasonable time to the Indemnifying Party of any claim or other assertion of liability by third parties which could give rise to a claim for indemnification hereunder (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the Indemnified Party's obligation to indemnify as set forth in this Agreement, unless, and then only to the extent, the Indemnifying Party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Section 4 resulting from any Claim, shall be subject to the following additional terms and conditions:

                  (b) Provided the indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect


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                           to the Claim and further satisfies the Indemnified
                           Party as to its financial ability to satisfy such indemnification obliga tion, the Indemnifying Party shall have the right to under take, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  (c)      In the event that the Indemnifying Party shall either
                           (i) elect not to undertake, or shall fail to satisfy any requirements to undertake, such defense or opposition, or (ii) fail to properly elect within thirty (30) days after notice of any such Claim from the Indemnified Party or thereafter fail to defend or oppose such Claim, then, in either such event, the Indemnified Party shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party.

                  (d) Anything in this Section 4 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which includes any admission of liability or does not include as a term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Claim, and (ii) in the event that the Indemnifying Party undertakes defense of or opposition to any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

         4.3. Insurance. Each party shall maintain comprehensive general liability insurance with respect to their respective business operations and as contemplated hereunder, having the other as an additional insured. The amounts of such coverage shall be mutually agreed upon from


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                  time to time, and each party shall provide proof of such
                  insurance to the other upon request.

5.       STUDIO LICENSE AGREEMENT

         5.1. License To Use Studio Facilities. Programmer is hereby granted a license to utilize the Station's studio facilities located at 9 Caldwell Street, Elizabeth, New Jersey (the "Premises") during the term of this LMA subject to Licensee's continuing control over such facilities as provided elsewhere hereunder.

         5.2. Rental. During the term of this LMA, Programmer shall be obligated to make no payments for the license to use studio facilities other than the Fee called for by Section 1.4 hereof.

         5.3. No Further Improvements. The Licensee shall not be required to provide any further improvements to the Premises, and Programmer shall be responsible for any additional improvements that it requires in connection with the operation of its business.

         5.4. Programmer Improvements. Programmer shall not make any material physical improvements or changes to the Premises without Licensee's prior written consent, which consent shall not be unreasonably denied nor delayed; provided, however, that Programmer may, at its own expense, install on the Premises such equipment, including, without limitation, satellite receivers, as will permit Programmer to broadcast the Programming on the Station. Title to any such equip ment installed on the Premises by Programmer shall remain with the Programmer.

         5.5.     Contracts.

                  5.5.1. Programmer expressly does not assume, and shall not be deemed to assume, under this LMA or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of Licensee of any nature whatsoever, regardless of whether arising from or relating to the ownership, operations or business of the Station (the "Retained Liabilities").

                  5.5.2. This LMA shall not constitute an assignment of any contract or lease to which Licensee is a party, including without limitation any studio or tower leases. Licensee shall



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                           continue to perform all of its obligations under all
                           contracts, leases and other agreements in a timely manner and other wise keep all such contracts and leases in full force and effect.

6.       EVENTS OF DEFAULT AND CURE PERIODS

         6.1. Events of Default. The following shall, after the expiration of the applicable cure periods, each constitute an Event of Default under this Agreement:

                  6.1.1. Default in Covenants or Adverse Legal Action. Either party defaults in the performance of any material covenant, condition or undertaking contained in this LMA; and

                  6.1.2. Breach of Representation. Any material representation or warranty made by either party to this LMA, or in any certificate or document furnished by either party to the other pursuant to the provisions of this LMA, proves to have been false or misleading in any material respect as of the time made or furnished.

         6.2. Cure Periods. An Event of Default shall not be deemed to have occurred until thirty (30) days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the actions necessary to cure the default(s) within such period. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party.

7.       TERMINATION

         7.1. Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this LMA, provided that it is not also in material default of this LMA.

         7.2. Termination for Change in FCC Rules or Policies. In the event that a federal, state or local government authority, (including, without



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                  limitation, the FCC) orders, or takes or announces other
                  action which would require, the termination of this LMA and/or the curtailment, in any materially adverse manner, of the transactions contemplated by this LMA or, the relationship between the parties hereto or the provision of programming by Programmer hereunder, either party, at its option, may: (a) seek administrative or judicial relief from such order in which event the parties shall cooperate with each other, provided that the party seeking such relief shall be responsible for legal fees and costs incurred in such proceedings; or (b) elect to terminate this LMA upon ten (10) days' prior written notice to the other party. In the event of termination of this LMA by either party pursuant to cause (b) of the preceding sentence, the Programmer shall be entitled to a proration of the sums owed to or paid to Licensee pursuant to Section 1.4 hereof, provided that Programmer is not in default under this LMA as of the effective date of such termination of this LMA. If the FCC designates the license renewal application of the Station for a hearing as a consequence of this LMA or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to the Licensee, and Licensee elects to contest the action, then Licensee shall be responsible for its expenses incurred as a consequence of the FCC proceeding; provided, however, that Programmer shall at its own expense cooperate and comply with any reasonable request of Licensee to assemble and provide to the FCC information relating to Programmer's performance under this LMA. In the event that the validity of any portion of this LMA is called into question by the FCC or as the result of any change in FCC rules or policies, the parties hereto shall consult with the FCC and its staff concerning such matters which would obviate any such FCC questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this LMA and the portion thereof whose validity is called into question. If the parties cannot agree within a reasonable time to a modification or modifications deemed necessary by either party to meet FCC require ments, either party, if not then in default, may terminate this LMA upon ten
                  (10) days' written notice to the other party.

         7.3.     Certain Matters Upon Termination.

                  7.3.1. Following termination or expiration of this LMA for any reason, Programmer shall be solely responsible for all liabilities, debts and obligations accrued from the sale of air time or use of the Station's facilities by Programmer including, without limitation, accounts payable, barter


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                           agreements, tradeout agreements, and unaired
                           advertisements. In the event of termination of this LMA as the consequence of any government order, Programmer shall be entitled to pursue collection of its own accounts receivable accrued from any advertiser which has contracted directly with Programmer for the purchase of advertising time on the Station. If this LMA is terminated for any reason other than a default by Programmer:

                           (a) Licensee agrees to cooperate reasonably with Program mer to make air time available on the Station following the date of termination to discharge Programmer's remaining obligations to advertisers who purchased air time from Programmer prior to termination and who desire to utilize air time at Licensee's established rates. Licensee shall have no other obligation to any advertisers who purchased air time from Programmer prior to termination and, in particular, shall not be obligated to provide air time to or reimburse any sums paid to Programmer by advertisers who do not desire air time on the Station after termination of this LMA.

                             (b) Programmer shall return to Licensee any equipment or property of the Station used by Programmer, its employees or agents, in substantially the same condition as such equipment existed as of the initial date hereof, ordinary wear and tear excepted.

                  7.3.2. No expiration or termination of this LMA shall terminate the obligation of each party to indemnify the other for claims of third parties under Section 4 of this LMA or limit or impair any party's rights to receive payments due and owing here under on or before the date of such termination.

8.       REPRESENTATIONS AND WARRANTIES

         8.1. Representations and Warranties of Licensee. Licensee hereby represents and warrants that:

                  8.1.1. Authorization and Binding Obligation. The Licensee is a corporation organized and existing in good standing under the laws of the State of New Jersey, with full power and authority to enter into this LMA and to enter into and complete the transactions contemplated herein; all required corporate actions have been taken by the Licensee to make and carry out this LMA, which is a valid and binding obligation of Licensee and which is enforceable in accordance with its terms.

                  8.1.2. Absence of Conflicting Agreements or Required Consents. The execution of this LMA will not result in the violation of any order, license, permit, rule, judgment or decree to which Licensee or WJDM-AM, Inc. ("WJDM") is subject or the breach of any contract, agreement or other commitment to which the Licensee or WJDM is a party or by which either of them is bound; and no other consents of any kind are required that have not been obtained for the Licensee or WJDM to make or carry out the terms of this LMA. The execution, delivery and performance of this LMA will not violate any provision in the Licensee's or WJDM's respective certificate of incorporation or bylaws.

                  8.1.3. Main Studio. Licensee warrants and represents that it will maintain its main studios in compliance with the rules, regulations and decisions of the FCC.

                  8.1.4. Compliance with Laws. Licensee has operated the Station in all material respects in compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station.

                  8.1.5. FCC Matters. During the term of this LMA, Licensee, directly or through its wholly owned subsidiary, WJDM, will hold all licenses and other permits and authorizations necessary for the operation of the Station, and such licenses, permits and authorizations are and will be in full force and effect throughout the term of this LMA. There is not pending, or to Licensee's knowledge, threatened, any action by the FCC or by any other party to revoke, cancel, suspend, refuse to renew or modify adversely any of such licenses, permits or authorizations. To the best of Licensee's knowledge, Licensee and WJDM are not in violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local entity, court or authority having jurisdiction over them or the Station, which would have an adverse effect upon Licensee, its assets, WJDM, the Station or upon Licensee's ability to perform this LMA. Licensee shall not take any action or omit to take any action which would have an adverse impact upon Licensee, its assets, the Station or upon Licensee's abilities to perform this LMA. All reports and applications required to be filed with the FCC or any other governmental body during the term of this LMA will be filed in a timely and complete manner. Licensee has, and throughout the term of this LMA will maintain, good title to, or rights by license, lease or other agreement to use, all of the assets and properties used in the operation of the Station. During the term of this LMA, Licensee shall not dispose of, transfer, assign or pledge any of such assets and properties, except with the prior written consent of programmer, if such action would adversely affect Licensee's performance hereunder or the business and operations of the Licensee or the Station permitted hereby.

                  8.1.6. Maintenance of Equipment. The transmitter equipment and antennas used for the Station's broadcasts owned by Licensee (the "Transmission Equipment") shall be maintained by Licensee in a condition consistent with good engineering practices and in compliance in all material respect with the Act and all other applicable rules, regulations and technical standards of the FCC. Licensee shall maintain power and modulation of the Station's broadcasts in a manner consistent with Licensee's past practices. All capital expenditures reasonably required to maintain the technical quality of the Station's Transmission Equipment and their compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Licensee. Except for maintenance of the Transmission Equipment, Licensee shall have no obligation to obtain or maintain any equipment necessary to the broadcast by Programmer of the Programming covered by this LMA.

                  8.1.7. Litigation. Neither Licensee nor WJDM is subject to any judgment, award, order, writ, injunction, arbitration decision or decree which would materially adversely affect the conduct of the business of the Station as it is to be conducted under this LMA, and there is no litigation, proceeding or investigation pending or, to the best of Licensee's knowledge, threatened against Licensee or WJDM in any federal, state or local court, or before any administrative agency or arbitrator which would have a material adverse effect upon the Station or which seeks to enjoin or prohibit, or otherwise is reasonably likely to defeat the validity of, any action taken or to be taken pursuant to or in connection with this LMA.

                  8.1.8. Bankruptcy. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Licencee or WJDM are pending or threatened, and neither Licensee nor WJDM has made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

         8.2. Representations and Warranties of Programmer. Programmer hereby represents and warrants that:

                  8.2.1. Authorization and Binding Obligation. The Programmer is a corporation organized and existing in good standing under the laws of the State of Delaware with full power and authority to enter into this LMA and enter into and complete the transactions contemplated herein; Programmer is, or will be at the time of Closing, qualified to do business in the States of New York and New Jersey; all required corporate action has been taken by Programmer to make and carry out this LMA.

                  8.2.2. Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this LMA by Programmer will not result in the violation of any order, license, permit, rule, judgment or decree to which Programmer is subject or the breach of any contract, agreement or other commitment to which Programmer is a party or by which it is bound; no other consent of any kind is required that has not been obtained for Programmer to make or carry out the terms of this LMA.

                  8.2.3. Litigation. Programmer is subject to no judgment, award, order, writ, injunction, arbitration decision or decree which would materially adversely affect the conduct of the business of the Station as it is to be conducted under this LMA, and there is no litigation, proceeding or investigation pending or, to the best of Programmer's knowledge, threatened against Programmer in any federal, state or local court, or before any administrative agency or arbitrator which would have a material adverse effect upon the Station or which seeks to enjoin or prohibit, or otherwise is reasonably likely to defeat the validity of, any action taken or to be taken pursuant to or in connection with this LMA.

                  8.2.4. Bankruptcy. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Programmer are pending or threatened, and Programmer has made no assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

9.       CERTIFICATIONS

         9.1. Programmer's Certification. Programmer hereby certifies that this LMA complies with the provisions of Sections 73.3555
                  (a)(1) and (e)(1) of the FCC's rules and regulations.

         9.2. Licensee's Certification. Licensee hereby certifies that it shall maintain the ultimate control over the Station's facilities, including but not limited to control over the finances with respect to the operation of the Station, over the personnel operating the Station, and over the programming to be broadcast by the Station.

10.      MISCELLANEOUS

         10.1. Modification and Waiver. No modification or waiver of any provision of this LMA shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

         10.2. No Waiver; Remedies Cumulative. No failure or delay on the part of Licensee or Programmer in exercising any right or power under this LMA shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this LMA are cumulative and are not exclusive of any right or remedies which either may otherwise have.

         10.3. Governing Law; Arbitration. The construction and performance of this LMA shall be governed by the laws of the State of Minnesota without regard to its principles of conflicts of law. Any dispute arising under or related to this LMA shall be resolved by binding arbitration in Wilmington, Delaware in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. The prevailing party shall be awarded all of its legal fees, disbursements and costs of arbitration.

         10.4. No Partnership or Joint Venture. This LMA is not intended to be and shall not be construed as a Partnership or Joint Venture Agreement between the parties. Except as otherwise specifically provided in this LMA, no party to this LMA shall be authorized to act as agent of or otherwise represent any other party to this LMA.

         10.5. Confidentiality. Each party hereto will maintain the confidentiality of all the information and materials delivered to it or made available for its inspection by the other hereunder.

         10.6. Benefit and Assignment. This LMA shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign its interest under this LMA without the prior written consent of the other party.

         10.7. Headings. The headings contained in this LMA are included for convenience only and shall not in any way alter the meaning of any provision.

         10.8. Counterpart Signatures. This LMA may be signed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

         10.9. Notices. Any notice required hereunder shall be in writing and any payment, notice or other communications shall be deemed given when delivered personally, or mailed by certified mail or Federal Express, postage prepaid, with return receipt requested, and addressed as follows:


           If to the Licensee:              Children's Broadcasting Corporation
                                                     724 First Street North, Fourth Floor
                                                     Minneapolis, Minnesota 55401
                                                     Attention: Mr. Christopher T. Dahl

                  with copy to:             Children's Broadcasting Corporation
                                                     724 First Street North, Fourth Floor
                                                     Minneapolis, Minnesota 55401
                                                     Attention: Lance W. Riley, Esq.

        If to the Programmer:               Radio Unica Corp.
                                                     8400 Northwest 52nd Street, Suite 101
                                                     Miami, Florida 33166
                                                     Attention: Mr. Joaquin F. Blaya

                  with copy to:                      Skadden, Arps, Slate, Meagher & Flom
                                       LLP
                                                     1440 New York Avenue, N.W.
                                                     Washington, D.C. 20005
                                                     Attention: John C. Quale, Esq.


         10.10. Entire Agreement. This LMA entered into contemporaneously herewith by the parties hereto, including the schedules and exhibits hereto and thereto, embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. Schedules and Exhibits are set out separately from the body of this LMA for convenience only and shall be deemed to be an integral part hereof.

         10.11. Severability. In the event that any of the provisions contained in this LMA is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof, and this LMA shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

         10.12. Brokers. The parties hereto each represent to the other that they have not engaged a broker in connection with the contemplated transaction, and each party agrees to pay the respective commissions owed under any such agreements and agrees to indemnify and hold the other party or parties harmless against any claims made by a broker through it or them in connection with the transactions contemplated hereunder.

         IN WITNESS WHEREOF, the parties have executed this LMA as of the date first above written.

CHILDREN'S RADIO OF NEW YORK, INC.            RADIO UNICA CORP.



By:     /s/                                   By:   /s/
   ----------------------------                  --------------------------

Its:  C.O.O.                                  Its: Executive V.P.
   ----------------------------                   -------------------------

                                   SCHEDULE 1
                              FEE PAYMENT SCHEDULE

Programmer agrees to pay to Licensee upon execution of this agreement a fee in the amount of $175,000.00. Programmer further agrees that, in the event it exercises its option to extend the term of this LMA as set forth in Section 1.5 of this LMA, it shall pay Licensee an additional fee equal to the number of days following August 31, 1998 on which the Extension Termination Date occurs multiplied by $1,902.00. Programmer further agrees to run 10 minutes of Licensee's commercial spots per day during the term hereof between the hours of 8:00 p.m. and 6:00 a.m., seven (7) days per week. Licensee agrees that such commercials shall be in Spanish and that it will not sell against Programmer in the New York City marketplace.

                                    EXHIBIT A
                          STATEMENT OF STATION POLICIES

         Programmer and Licensee shall cooperate in broadcasting programming that meets high standards of quality and serves the public interest. Without limiting the foregoing, the parties will observe the following policies in the preparation, writing, production, and broadcast of all programming of the
Station:

         I. No Attacks. The programs broadcast on the Station will not be used as a medium for attack on any race, ethnic group, gender, nationality, faith, denomination or sect or upon any individual or organization.

         II. Controversial Issue. Any discussion of controversial issues of public importance will be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity or like personal qualities of any person or group of persons will be made during the discussion of controversial issues of public importance; and, during the course of political campaigns, the Station's programs are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, Programmer agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

         III. No Plugola or Payola. The mention of any business activity or "plug" for any commercial, professional or other related endeavor, except where contained in an actual commercial message of a sponsor is prohibited. No commercial messages ("plug") or undue references shall be made in programming presented over the Station to any business venture, profit making activity or other interest (other than noncommercial announcements for bona fide charities, church activities or other public service activities) in which Programmer or its employees is (are) directly or indirectly interested without the same having been approved in advance by the Licensee's General Manager and such broadcast being announced and logged as sponsored.

         IV. No Gambling. Any form of gambling on the programs broadcast on the Station is prohibited.

         V. Election Procedures. At least 30 days before the start of any primary or general election campaign, Programmer will clear with the Licensee's General Manager the rates that Programmer will charge for the time to be sold to candidates for public office or their supporters to make certain that such rates conform with applicable law and Station policy.

         VI. Required Announcements. Programmer will broadcast (i) an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station; (ii) an announcement at the beginning and end of each broadcast day or appropriate broadcast period to indicate that the program time has been purchased by Programmer; and (iii) any other announcements required by applicable law or Station policy.

         VII. Credit Terms Advertising. Pursuant to rules of the Federal Trade Commission, no advertising of credit terms will be made over the Station beyond mention of the fact that, if desired, credit terms are available.

         VIII. No Illegal Announcements. No announcements or promotions prohibited by federal or state law or regulation or any lottery or game will be made over the Station. Any game, contest or promotion relating to, or to be presented over, the Station must be fully stated and explained in advance to Licensee, which reserves the right, in its sole but reasonable discretion, to reject any game, contest or promotion.

         IX. Licensee Discretion Paramount. In accordance with the Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Station policy or which, in Licensee's sole but reasonable judgment, would not serve the public interest.

         X. Programming Prohibitions. Programmer will not broadcast any of the following programs or announcements:

                  (a) False Claims. False, deceptive or unwarranted claims for any product or service.

                  (b) Unfair Imitation or Disparagement. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy or any other unfair competition, or unfair disparagement of competitors or competitive goods.

                  (c) Profanity and Foul Language. Any programs or announcements that are slanderous, obscene, indecent, profane, vulgar, repulsive or offensive, either in theme or in treatment.

                  (d) Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                  (e) Descriptions of Bodily Functions. Any presentation which describes bodily functions in a repellant manner.

                  (f) Harmful Advertising. Any advertising matter or announcement which may, in the sole but reasonable judgment of Licensee, be injurious or prejudicial to the interests of the public, the Station, or honest advertising and reputable business in general.

                  (g) Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

                  (h) Telephone Conversations. Any programming in violation of any statute, regulation or policy, including without limitation to, Section 73.1206 of the FCC's rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.


         The parties may jointly waive any of the foregoing regulations and restrictions in specific instances if, in their opinion, good broadcasting in the public interest is served thereby.

         In any case where obvious questions of policy or interpretation arise, Programmer will attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith.

                                TABLE OF CONTENTS



                                                                                  PAGE

1.       SALE OF TIME................................................................1
1.1.     Broadcast of Programming....................................................1
1.2.     Advertising and Programming Revenues........................................1
1.3.     Force Majeure...............................................................2
1.4.     Payments ...................................................................2
1.5.     Term     ...................................................................2

2.       PROGRAMMING AND OPERATING STANDARDS.........................................3
2.1.     Obligations and Rights of Licensee..........................................3
2.1.1.            Licensee's Right to Reject Programming.............................3
2.1.2.            Licensee's Right to Preempt Programming for Special Events.........4
2.1.3.            FCC Public Interest Requirements...................................5
2.2.     Obligations of Programmer ..................................................6
2.2.1.            Compliance with Laws and Station's Policies........................6
2.2.2.            Cooperation with Licensee..........................................6
2.2.3.            Payola and Plugola.................................................7
2.3.     Handling of Mail............................................................7
2.4.     Promotions..................................................................8
2.5.     World Cup...................................................................8

3.       RESPONSIBILITY FOR EMPLOYEES AND EXPENSES...................................8
3.1.     Licensee's Responsibility for Employees and Expenses........................8
3.2.     Programmer's Responsibility for Employees and Expenses......................9

4.       INDEMNIFICATION.............................................................9
4.1.     Indemnification by Programmer and Licensee..................................9
4.2.     Indemnification Procedure...................................................9
4.3.     Insurance..................................................................11

5.       STUDIO LICENSE AGREEMENT...................................................11
5.1.     License To Use Studio Facilities...........................................11
5.2.     Rental   ..................................................................11
5.3.     No Further Improvements....................................................11
5.4.     Programmer Improvements....................................................11
5.5.     Contracts..................................................................12



6.       EVENTS OF DEFAULT AND CURE PERIODS.........................................12
6.1.     Events of Default..........................................................12
6.1.1.            Default in Covenants or Adverse Legal Action......................12
6.1.2.            Breach of Representation..........................................12
6.2.     Cure Periods...............................................................13

7.       TERMINATION................................................................13
7.1.     Termination Upon Default...................................................13
7.2.     Termination for Change in FCC Rules or Policies............................13
7.3.     Certain Matters Upon Termination...........................................14

8.       REPRESENTATIONS AND WARRANTIES.............................................15
8.1.     Representations and Warranties of Licensee.................................15
8.1.1.            Authorization and Binding Obligation..............................15
8.1.2.            Absence of Conflicting Agreements or Required Consents............15
8.1.3.            Main Studio.......................................................16
8.1.4.            Compliance with Laws..............................................16
8.1.5.            FCC Matters.......................................................16
8.1.6.            Maintenance of Equipment..........................................17
8.1.7.            Litigation .......................................................17
8.1.8.            Bankruptcy .......................................................18
8.2.     Representations and Warranties of Programmer...............................18
8.2.1.            Authorization and Binding Obligation..............................18
8.2.2.            Absence of Conflicting Agreements or Required Consents............18
8.2.3.            Litigation .......................................................18
8.2.4.            Bankruptcy .......................................................19

9.       CERTIFICATIONS.............................................................19
9.1.     Programmer's Certification.................................................19
9.2.     Licensee's Certification...................................................19

10.      MISCELLANEOUS..............................................................19
10.1.    Modification and Waiver....................................................19
10.2.    No Waiver; Remedies Cumulative.............................................19
10.3.    Governing Law; Arbitration.................................................20
10.4.    No Partnership or Joint Venture............................................20
10.5.    Confidentiality............................................................20
10.6.    Benefit and Assignment.....................................................20
10.7.    Headings ..................................................................20



10.8.    Counterpart Signatures.....................................................21
10.9.    Notices  ..................................................................21
10.10.   Entire Agreement...........................................................21
10.11.   Severability...............................................................22
10.12.   Brokers  ..................................................................22
